Exhibit 99.1

PRESS RELEASE

Prothena Reports Third Quarter 2023 Financial Results and Business Highlights

•Net cash provided by operating and investing activities was $9.1 million in the third quarter and net cash used in operating and investing activities was $84.1 million for the first nine months of 2023; quarter-end cash and restricted cash position was $673.1 million
•Received $55 million payment from Bristol Myers Squibb for exclusive worldwide license to PRX005
•Remain on track and expect to deliver upcoming clinical milestones from wholly-owned and strategic partner programs over the next 15 months

DUBLIN, Ireland, November 2, 2023 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the third quarter and first nine months of 2023 and provided business highlights.

“We continue to advance our programs across the pipeline to address devastating neurological and rare peripheral diseases caused by protein dysregulation which affect millions of people and their families worldwide. Our expertise in developing therapeutic approaches that target misfolded proteins to achieve clinical benefit has us well positioned with several expected milestones in the near future. We are excited for initial topline results from our ongoing Phase 1 SAD and MAD clinical trials of PRX012, an anti-amyloid beta antibody, and our IND for PRX123, a dual amyloid beta/tau vaccine, by the end of 2023,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We also look forward to multiple milestones in 2024, including topline results from AFFIRM-AL, our confirmatory Phase 3 clinical trial of birtamimab, the first potential therapy to show a significant survival benefit in patients with Mayo Stage IV AL amyloidosis; Phase 2b results from Roche on prasinezumab; and Phase 2 results from Novo Nordisk on NNC6019.”

Third Quarter, Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease (AD)

PRX012, a wholly-owned potential best-in-class, next-generation subcutaneous antibody for the treatment of AD that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. Robust reduction of brain amyloid plaque has been demonstrated to likely predict clinical benefit for people with early AD. The U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for PRX012 for the treatment of AD.

•Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trials are ongoing; initial topline data expected by year-end 2023

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of AD that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal human biology of AD. BMS-986446 is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.

•Received $55 million payment from Bristol Myers Squibb for exclusive worldwide license to BMS-986446, optioned in July
•Bristol Myers Squibb reported that Phase 1 data supports rapidly moving BMS-986446 into a Phase 2 clinical trial in first half 2024

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of AD, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau
•Investigational new drug (IND) application expected by year-end 2023

Parkinson’s Disease (PD)

Prasinezumab, a potential first-in-class antibody for the treatment of PD designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche
•Roche presented data at the International Congress of Parkinson’s Disease and Movement Disorders (MDS) from the open-label extension of the PASADENA study which shows that prasinezumab slowed the progression of motor deficits (MDS-UPDRS Part III OFF state score) in early-stage PD
•Roche completed enrollment for the Phase 2b PADOVA clinical trial in patients with early PD (NCT04777331); topline results expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class amyloid depleter antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with advanced disease (e.g., Mayo Stage IV) are at the highest risk for early death. Birtamimab has been granted Fast Track Designation by the FDA for the treatment of patients with Mayo Stage IV AL amyloidosis to reduce the risk of mortality and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency.
•Phase 3 VITAL clinical trial data published in June in Blood, the peer-reviewed journal of American Society of Hematology (ASH)
•Confirmatory Phase 3 AFFIRM-AL clinical trial in patients with Mayo Stage IV AL amyloidosis, under a Special Protocol Assessment (SPA) with the FDA with a primary endpoint of all-cause mortality at a significance level of 0.10, is ongoing (NCT04973137); topline results expected in 2024

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR cardiomyopathy designed to deplete the pathogenic, non-native forms of the transthyretin (TTR)

protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline
•Phase 2 clinical trial in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk (NCT05442047); topline results expected in 2024

Third Quarter and First Nine Months of 2023 Financial Results
For the third quarter and first nine months of 2023, Prothena reported net income of $21.9 million and net loss of $79.6 million, respectively, as compared to a net loss of $45.8 million and $123.3 million for the third quarter and first nine months of 2022, respectively. Net income per share on a diluted basis for the third quarter was $0.38 and net loss per share for the first nine months of 2023 was $1.50, as compared to net loss per share of $0.97 and $2.63 for the third quarter and first nine months of 2022, respectively.
Prothena reported total revenue of $84.9 million and $91.1 million for the third quarter and first nine months of 2023, respectively, as compared to total revenue of $1.5 million and $4.0 million for the third quarter and first nine months of 2022, primarily from collaboration revenue from Bristol Myers Squibb. The increase in collaboration revenue in the third quarter and first nine months of 2023 compared to the same periods in the prior year was primarily due to $72.9 million recognized for the tau Global License Agreement ($17.9 million of deferred revenue recognized for the tau global right and $55 million option exercise fee).
Research and development (R&D) expenses totaled $57.9 million and $158.7 million for the third quarter and first nine months of 2023, as compared to $39.9 million and $98.7 million for the third quarter and first nine months of 2022, respectively. The increase in R&D expense for the third quarter and first nine months of 2023 compared to the same periods in the prior year was primarily due to higher clinical trial expenses, higher personnel related expenses and higher consulting offset in part by lower manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $4.9 million and $14.2 million for the third quarter and first nine months of 2023, as compared to $4.2 million and $11.3 million for the third quarter and first nine months of 2022, respectively.
General and administrative (G&A) expenses totaled $16.6 million and $44.9 million for the third quarter and first nine months of 2023, as compared to $12.0 million and $36.8 million for the third quarter and first nine months of 2022, respectively. The increase in G&A expenses for the third quarter and first nine months of 2023 compared to the same periods in the prior year was primarily related to higher personnel related expenses. G&A expenses included non-cash share-based compensation expense of $6.0 million and $15.7 million for the third quarter and first nine months of 2023, as compared to $3.8 million and $12.6 million for the third quarter and first nine months of 2022, respectively.
Total non-cash share-based compensation expense was $10.9 million and $29.8 million for the third quarter and first nine months of 2023, as compared to $8.0 million and $23.9 million for the third quarter and first nine months of 2022.

As of September 30, 2023, Prothena had $673.1 million in cash, cash equivalents and restricted cash, and no debt.
As of October 26, 2023, Prothena had approximately 53.7 million ordinary shares outstanding.

2023 Financial Guidance

The Company continues to expect the full year 2023 net cash used in operating and investing activities to be $148 to $161 million and expects to end the year with approximately $600 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2023 net cash used in operating and investing activities is primarily driven by an estimated net loss of $153 to $171 million, which includes an estimated $42 million of non-cash share-based compensation expense.

About the Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb

This global neuroscience research and development collaboration is focused on three proteins implicated in the pathogenesis of several neurodegenerative diseases, including tau, TDP-43 and an undisclosed target. BMS-986446 (PRX005) is designed to be a best-in-class anti-tau, MTBR-specific antibody for the potential treatment of Alzheimer’s disease and is the first program to advance to the clinic from this collaboration. Prothena is eligible to receive up to an additional $160 million for U.S. rights, up to an additional $110 million for global rights, and up to $1.7 billion for regulatory and commercial milestone payments for a total of up to $2.2 billion, which also includes amounts received to date, plus potential tiered commercial sales royalties across multiple programs.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2023, 2024, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, birtamimab, and NNC6019/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123 (including the filing of an IND application), prasinezumab, birtamimab, and NNC6019/PRX004; the expected timing of reporting data from clinical trials of PRX012, prasinezumab, birtamimab, and NNC6019/PRX004; amounts we might receive under our collaboration with BMS and Novo Nordisk; our anticipated net cash burn from operating and investing activities for 2023 and expected cash balance at the end of 2023; and our estimated net loss and non-cash share-based compensation expense for 2023. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2023, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Collaboration revenue	$84,866	$1,517	$91,004	$3,932
Revenue from license and intellectual property	—	—	50	50
Total revenue	84,866	1,517	91,054	3,982
Operating expenses:
Research and development	57,913	39,860	158,680	98,691
General and administrative	16,645	11,989	44,895	36,776
Total operating expenses	74,558	51,849	203,575	135,467
Income (loss) from operations	10,308	(50,332)	(112,521)	(131,485)
Other income, net	8,507	1,915	22,659	2,535
Income (loss) before income taxes	18,815	(48,417)	(89,862)	(128,950)
Benefit from income taxes	(3,092)	(2,653)	(10,310)	(5,652)
Net income (loss)	$21,907	$(45,764)	$(79,552)	$(123,298)
Basic net income (loss) per ordinary share	$0.41	$(0.97)	$(1.50)	$(2.63)
Diluted net income (loss) per ordinary share	$0.38	$(0.97)	$(1.50)	$(2.63)
Shares used to compute basic net income (loss) per share	53,559	46,986	53,064	46,833
Shares used to compute diluted net income (loss) per share	58,004	46,986	53,064	46,833

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$670,897	$710,406
Restricted cash, current	1,352	—
Prepaid expenses and other current assets	18,355	8,692
Total current assets	690,604	719,098
Property and equipment, net	2,433	1,731
Operating lease right-of-use assets	12,629	6,277
Restricted cash, non-current	860	2,212
Other non-current assets	40,394	28,717
Total non-current assets	56,316	38,937
Total assets	$746,920	$758,035
Liabilities and Shareholders’ Equity
Accrued research and development	18,003	10,794
Deferred revenue, current	316	11,442
Lease liability, current	1,817	6,473
Other current liabilities	33,234	21,438
Total current liabilities	53,370	50,147
Deferred revenue, non-current	67,405	85,293
Lease liability, non-current	8,918	—
Other non-current liabilities	—	553
Total non-current liabilities	76,323	85,846
Total liabilities	129,693	135,993
Total shareholders’ equity	617,227	622,042
Total liabilities and shareholders’ equity	$746,920	$758,035

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com